AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) by and between Alexandria Real Estate Equities, Inc., a Maryland corporation (“Corporation”) and Joel S. Marcus, an individual (“Officer”), is effective as of January 1, 2015 (the “Effective Date”).
RECITAL
WHEREAS, Officer has been employed by Corporation as its Chairman and Chief Executive Officer, most recently pursuant to an Amended and Restated Executive Employment Agreement effective as of January 1, 2014 (the “Prior Agreement”); and
WHEREAS, Corporation desires to continue to employ Officer as its Chairman and Chief Executive Officer, and Officer is willing to continue to accept such employment by Corporation, on the terms and subject to the conditions set forth in this Amended and Restated Executive Employment Agreement, which replaces in its entirety the Prior Agreement as of and following the Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate this Agreement as follows:
1.Position and Duties; Location.
During the Term (as defined below), Officer and Corporation agree that Officer shall be employed by and serve Corporation as its full-time Chairman and Chief Executive Officer; provided that, effective April 1, 2018, Officer shall cease to hold the position of Chief Executive Officer and instead shall be employed as full-time Executive Chairman through December 31, 2018 or such later date as may be mutually agreed (the period during which Officer serves as Executive Chairman, the “Executive Chairman Period”). In addition, Officer agrees to serve in such capacities for Corporation’s subsidiaries, and in such additional capacities consistent with Officer’s position as a senior executive officer as set forth above, as may be determined by the Board of Directors of Corporation (the “Board”). Officer shall devote such of his business time, energy, and skill to the affairs of Corporation and its subsidiaries as shall be necessary to perform the duties of such positions. Notwithstanding the foregoing, subject to any written policies of Corporation, nothing in this Agreement shall preclude Officer from (i) engaging in charitable and community affairs and not-for-profit activities, so long as they are consistent with his duties and responsibilities under this Agreement; (ii) managing his family and other personal investments; (iii) serving on the boards of directors of non-profit companies; and (iv) serving on the boards of directors of other for-profit companies; provided, however, that, prior to accepting a position hereafter on any such for-profit board of directors, Officer shall obtain the approval of the Board (or, if applicable, the appropriate committee thereof), which shall not be unreasonably withheld. In his position as Chief Executive Officer or as Executive Chairman, Officer shall only report to and be responsible directly to the lead independent director and to the Board and at all times during the Term shall have powers and duties at least commensurate with his positions, including, without limitation, while serving as Chief Executive Officer, the right to hire or terminate any subordinate officers and any employees without the approval or consent of the Board or any other officer of Corporation; provided, however, that Officer shall consult with the Board before exercising his right, while serving as Chief Executive Officer, to hire or terminate the Chief Financial Officer, Chief Operating Officer, and President of Corporation; and provided, further, that Officer and Corporation acknowledge that nothing in this Agreement modifies the authority of the Compensation Committee of the Board (the “Compensation Committee”) to establish the aggregate compensation levels of executive officers who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Officer shall be based at the principal executive offices of Corporation in the Los Angeles, California metropolitan area, except for reasonable required travel on Corporation’s business.
2.    Term of Employment.
The Term of this Agreement (the “Term”) shall be for a period commencing on the Effective Date and ending on December 31, 2018 or a mutually agreed upon later date (the “Termination Date”), unless terminated earlier pursuant to this Agreement (the “Early Termination Date,” and, as the context so requires, a “Termination Date”). The parties agree that, at the request of either, they shall, during the calendar quarter at the end of which the Term would otherwise expire, negotiate in good faith the extension of this Agreement, or the implementation of a new agreement, relating to Officer’s provision thereafter of full-time services as Executive Chairman.
3.    Compensation, Benefits and Reimbursement.
3.1.    Base Salary. During the Term, Officer shall be entitled to the following base salary:
(a)    Minimum Base Salary. During the Term and subject to the terms and conditions set forth herein, Corporation agrees to pay to Officer an annual “Base Salary” of $895,000, or such higher amount as may from time to time be determined by Corporation. Unless otherwise agreed in writing by Officer and Corporation, the salary shall be payable in substantially equal semi-monthly installments in accordance with the standard policies of Corporation in existence from time to time.
(b)    Earned Base Salary. For purposes of any early termination of this Agreement as provided in Section 4, the term “Earned Base Salary” shall mean all semi-monthly installments of the Base Salary which have become due and payable to Officer, together with any partial monthly installment prorated on a daily basis up to and including the applicable Termination Date.
3.2.    Increases in Base Salary. Officer’s Base Salary shall be reviewed by the Compensation Committee no less frequently than on each January 10 occurring during the Term. The Base Salary payable to Officer may be increased on each such anniversary date (and such other times as the Compensation Committee may deem appropriate during the Term) to an amount determined by the Compensation Committee. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of Corporation hereunder and, once established at an increased specified rate, Officer’s Base Salary shall not be reduced unless Officer otherwise agrees in writing.
3.3.    Cash Bonus. Officer shall be eligible to receive a cash bonus (each, a “Cash Bonus”) for each fiscal year of Corporation (or portion thereof) during the Term, with a threshold amount equal to 75% of Base Salary, a target amount equal to 150% of Base Salary, and a maximum amount equal to 225% of Base Salary. Determination and payment of any Cash Bonus with respect to the 2014, 2015, 2016 and 2017 performance years (payable in 2015, 2016, 2017 and 2018, respectively) will be based upon the achievement of personal and corporate goals determined by the Compensation Committee in accordance with Exhibit A. Notwithstanding the preceding sentence, Officer’s Cash Bonus in respect of calendar year 2018 and thereafter (including the portion of calendar year 2018 which precedes the commencement of the Executive Chairman Period) shall be determined in accordance with Section 3.4(i).
3.4.    Additional Benefits. During the Term, Officer shall be entitled to the following additional benefits:
(a)    Officer Benefits. Officer shall be eligible to participate in such of Corporation’s benefit and deferred compensation plans as are made available to executive officers of Corporation, including, without limitation, Corporation’s stock incentive and other equity-based compensation plans, annual incentive compensation plans, profit sharing/pension plans, deferred compensation plans, annual physical examinations, dental plans, vision plans, sick pay, medical plans, personal catastrophe and accidental death insurance plans, financial planning, automobile arrangements, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of Corporation, Officer’s employment with Corporation shall be deemed to have commenced on January 5, 1994.
(b)    Vacation. Officer shall be entitled to accrue a minimum of six weeks of paid vacation during each year during the Term and any extensions thereof, prorated for partial years. Any accrued vacation not taken during any year may be carried forward to subsequent years; provided that Officer may not accrue more than 12 weeks of unused vacation at any time. Unused vacation in excess of Officer’s allowable accrued vacation under the foregoing proviso shall be promptly paid to Officer at the end of each year in a cash amount equal to (i) the number of weeks of excess vacation time, multiplied by (ii) weekly Base Salary.
(c)    Life Insurance. During the Term, Corporation shall, at its sole cost and expense, procure and keep in effect term life insurance (a minimum five-year term certain policy) on the life of Officer, payable to such beneficiaries as Officer may from time to time designate, in the aggregate amount of $5,000,000. Such policy shall be owned by Officer or by a member of his immediate family. Corporation shall have no incidents of ownership therein.
(d)    Disability Insurance. During the Term, Corporation shall, at its sole cost and expense, procure and keep in effect long-term disability and short-term disability coverage (the “Disability Policy”) similar to Officer’s current disability insurance policy on Officer (or, if better, any subsequent policy), payable to Officer in an annual amount not less than 60% of Officer’s then existing Base Salary, Cash Bonus and other cash compensation, subject to such limitations as may be applicable under California law and under standard insurance underwriters requirements. The premiums for the foregoing coverage shall be included in Officer’s gross income.
(e)    Long-Term Care Insurance. During the Term, Corporation shall, at its sole cost and expense, procure and keep in effect an executive/premium long-term care policy with a reputable carrier, such policy to provide benefits for Officer and his spouse that include (for each of them), at minimum, (i) a $300 daily benefit, 100% of which can be used for home health coverage, nursing home assistance and other adult daytime care, (ii) a five-year maximum benefit period, (iii) a 90-day elimination period, and (iv) a 3% inflation factor.
(f)    Reimbursement for Expenses. During the Term, Corporation shall reimburse Officer for all reasonable out-of-pocket business and entertainment expenses incurred by Officer for the purpose of and in connection with the performance of his services pursuant to this Agreement. Officer shall be entitled to such reimbursement upon the presentation by Officer to Corporation of vouchers or other statements itemizing such expenses in reasonable detail consistent with Corporation’s policies. In addition, Officer shall be entitled to reimbursement for (i) dues and membership fees in professional organizations and industry associations in which Officer is currently a member or becomes a member; (ii) appropriate industry seminars and mandatory continuing education and (iii) membership in a health club or other health-related activity of Officer’s choosing up to a maximum annual fee of $24,000. The amount of expenses eligible for reimbursement pursuant to this Section 3.4(f) during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year. Without extending the time of payment that would apply in the absence of this sentence, Corporation shall reimburse Officer for any expense eligible for reimbursement pursuant to this Section 3.4(f) on or before the end of the calendar year following the calendar year in which the expense was incurred. Corporation shall pay Officer for all reasonable attorney’s fees, disbursements and costs incurred by Officer in connection with the negotiation, preparation and execution of this Agreement, within 15 days following presentation of invoices which have been paid.
(g)    Withholding. Compensation and benefits paid to Officer under this Agreement shall be subject to applicable federal, state and local wage deductions and other deductions required by law.
(h)    Certain Equity-Related Provisions.
(i)    Long-Term Incentive Grant. With respect to each fiscal year of Corporation during the Term which ends prior to the commencement of the Executive Chairman Period, Officer shall be eligible to receive an annual long-term incentive compensation award in the form of restricted stock (an “LTI Grant”) pursuant to Corporation’s Amended and Restated 1997 Stock Award and Incentive Plan or any other long-term incentive plan(s) in effect from time to time, subject to the terms and conditions thereof to the extent not inconsistent with this Agreement, which grant shall be made annually no later than 10 days following the end of the Corporation’s fiscal year to which the LTI Grant relates (i.e., each January 10); provided that the LTI Grant with respect to 2014 (i.e., with respect to 2014 performance) shall be made as soon as reasonably practicable after the execution hereof (but not later than June 30, 2015) and shall be based on the closing price of Corporation’s stock on the last trading day immediately prior to January 10, 2015. For the avoidance of doubt, the LTI Grant with respect to 2015 shall be made in 2016 but no later than January 10, 2016; and the LTI Grant with respect to 2016 shall be made in 2017 but no later than January 10, 2017; and the LTI Grant with respect to 2017 shall be made in 2018 but no later than January 10, 2018. Officer’s target LTI Grant with respect to each such fiscal year shall be for that number of shares of Corporation’s common stock obtained by dividing $5,500,000 by the closing price of such stock on the last trading day immediately prior to January 10 of the year following the year in respect of which such grant is made. 50% of the shares subject to the target LTI Grant (the “Time-Based Stock”) shall vest 1/36th each month over the 36-month period following the date of grant based solely on Officer’s continued service. The remaining 50% of the shares subject to the target LTI Grant (the “Target Performance-Based Stock”) shall be increased by 56.4%, such that the number of shares granted shall be 156.4% of the Target Performance-Based Stock (the “Maximum Performance-Based Stock”), and all or a portion of such Maximum Performance-Based Stock shall vest on the date (each, a “Performance-Based Stock Vesting Date”) that is not later than 30 days following the end of the third fiscal year following the fiscal year with respect to which the grant of such Maximum Performance-Based Stock is made, based on the determination and written certification of the Compensation Committee as of the Performance Stock Vesting Date of the extent to which the corporate performance criteria set forth in Exhibit B hereto, which is hereby incorporated herein by reference, are met. The corporate performance criteria (i.e., 3- year cumulative FFO/share growth and TSR) applicable to determining the vesting of the Maximum Performance-Based Stock granted with respect to 2013 were determined by the Compensation Committee in accordance with the guidelines set forth in Exhibit B, and the corporate performance criteria (i.e., 3-year cumulative FFO/share growth and TSR) applicable to determining the vesting of the Maximum Performance-Based Stock with respect to 2014, 2015, 2016 and 2017 shall be determined by the Compensation Committee in accordance with Exhibit B. The number of shares of Maximum Performance-Based Stock in which Officer may become vested shall be determined based on the corporate performance criteria set forth in Exhibit B, but in no event may such number of shares exceed 156.4% of the number of shares of Target Performance-Based Stock.
(ii)    Service Requirement. Except as otherwise provided in Sections 3.4(h)(iii) and 4.3 hereof, vesting of the Time-Based Stock and the Maximum Performance-Based Stock shall be subject to Officer’s continued employment with Corporation on the applicable vesting date; and provided, further, that so long as Officer is employed by Corporation on the December 31 immediately prior to the applicable Performance-Based Stock Vesting Date, the portion of the Maximum Performance-Based Stock award that is scheduled by its terms to vest on such Performance-Based Stock Vesting Date shall not be subject to forfeiture as a result of any termination on or after such December 31 and shall be eligible to vest based on the Compensation Committee’s determination and certification as described in Section 3.4(h)(i).
(iii)    Dividends; Vesting. Officer shall receive the full cash dividends attributable to all nonforfeited shares of restricted stock (or units), regardless of whether such shares (or units) have become vested on or before the record date for such dividends on the shares (or, as applicable, the underlying shares). Upon a Change in Control (as defined below):
(1)    Any and all equity or equity-based compensation granted prior to the Effective Date (including, without limitation, restricted stock and stock options), the vesting of which depends only upon the passage of time, shall vest.
(2)    Any and all awards of equity or equity-based compensation granted prior to the Effective Date (including, without limitation, restricted stock and stock options), the vesting of which depends upon the satisfaction of performance criteria, shall vest in an amount equal to (A) the amount of the award that would have been earned if the target level of performance had been achieved, multiplied by (B) a fraction (x) the numerator of which is the number of days during the performance period on which Officer was employed as of the date of the Change in Control and (y) the denominator of which is the number of days in the performance period.
(3)    Each award of equity or equity-based compensation granted on or following the Effective Date (including, without limitation, restricted stock and stock options), the vesting of which depends upon the satisfaction of performance criteria, including without limitation each outstanding award of Maximum Performance-Based Stock (each a “Pre-CIC Performance Award”), shall either be converted into an “Alternative Performance Award” (as defined in this clause (3)) or, if not so converted, treated in accordance with the immediately following clause (4); for this purpose, an “Alternative Performance Award” shall mean an award (i) in respect of stock which is actively traded on an established U.S. securities market, (ii) which vests on the applicable regularly scheduled vesting date or dates (without regard to performance) of the Pre-CIC Performance Award, or an earlier vesting date or dates, subject only to continued service through such date or dates other than as provided in this Agreement, (iii) which provides Officer with rights, terms and conditions substantially equivalent to or better than those of the Pre-CIC Performance Award, and (iv) which is economic equivalent of the Pre-CIC Performance Award as of the consummation of the Change in Control.
For purposes of clause (iv) of the preceding sentence, an Alternative Performance Award shall be the “economic equivalent” of a Pre-CIC Performance Award if it is subject to a number of shares of stock equal to the “Pre-CIC Performance Award Shares” multiplied by the “Conversion Ratio.”

The Pre-CIC Performance Award Shares means a number of Company shares equal to the greater of (X) the target number of Company shares subject to the Pre-CIC Performance Award and (Y) that number of Company shares determined by applying to the terms of the Pre-CIC Performance Award immediately prior to the Change in Control (I) actual performance through the consummation of the Change in Control, in respect of a Pre-CIC Performance Award based on performance of the Company relative to that of a group or index (e.g., the Company’s total shareholder return ranking within that of the FTSE NAREIT Equity Office Index at the consummation of the Change in Control, in respect of an award of Maximum Performance-Based Stock), and (II) performance through the consummation of the Change in Control extrapolated through the entire applicable performance period, in respect of a Pre-CIC Performance Award based on absolute Company performance through the performance period (e.g., cumulative growth in the Company’s FFO/share through the applicable three-year performance period in respect of an award of Maximum Performance-Based Stock). By way of example of clause (II) of the preceding sentence, if a Change in Control occurs after exactly one-third of the performance period in respect of an award of Maximum Performance-Based Stock has elapsed, and the cumulative growth in the Company’s FFO/share through that portion of the performance period is five percent (5%), then the number of Company shares determined in accordance with such clause (II) shall be based on the attainment of cumulative FFO/share growth of fifteen percent (15%).
The Conversion Ratio means the sum of (A) with respect to that portion of the consideration paid to holders of Company common stock in the Change in Control transaction in the form of acquirer common stock, if any, the ratio as is used to determine the number of such shares of acquirer common stock paid to Company shareholders in respect of one share of Company common stock, plus (B) with respect to that portion of the consideration paid to holders of Company common stock in the Change in Control transaction in the form of cash, if any, the amount of cash paid per share of Company common stock divided by the opening price of acquirer common stock on the primary exchange on which it is traded on the trading day immediately following the Change in Control. By way of example, if holders of Company common stock are paid in a Change in Control transaction, for each such share, .5 shares of acquirer common stock and $75 in cash, and if the opening price of acquirer common stock on the primary exchange on which it is traded on the trading day immediately following the Change in Control is $100, the Conversion Ratio is 1.25, computed as (A) .5, plus (B) $75/$100, or .75.
(4)    Each Pre-CIC Performance Award which is not converted into an Alternative Performance Award shall vest in an amount equal to the number of Company shares equal to the pre-CIC Performance Award Shares.
(5)    Each award of equity or equity-based compensation granted on or following the Effective Date (including, without limitation, restricted stock and stock options), the vesting of which depends only upon the passage of time (each, a “Pre-CIC Service Award”), shall either be converted into an “Alternative Service Award” (as defined in this clause (5)) or, if not so converted, shall vest; for this purpose, an “Alternative Service Award” shall mean an award (i) in respect of stock which is traded on an established U.S. securities market, (ii) which vests on the applicable regularly scheduled vesting date or dates of the Pre-CIC Service Award, or an earlier vesting date or dates, subject only to continued service through such date or dates other than as provided in this Agreement, (iii) which provides Officer with rights, terms and conditions substantially equivalent to or better than those of the Pre-CIC Service Award, and (iv) which is economic equivalent of the Pre-CIC Service Award as of the consummation of the Change in Control.
For purposes of clause (iv) of the preceding sentence, an Alternative Service Award shall be the “economic equivalent” of a Pre-CIC Service Award if it is subject to a number of shares of acquirer stock equal to the number of shares to which the Pre-CIC Service Award is subject, multiplied by the Conversion Ratio.
(6)    Any and all options granted prior to the Effective Date shall be exercisable for their full terms without regard to the termination of Officer’s employment.
(7)    Any award which vests pursuant to the above upon a Change in Control shall vest in a manner which allows the shares subject to such award to participate in the Change in Control transaction on the same basis as shares of Company common stock generally.
Upon Officer’s termination of service on or after Officer’s attainment of age 72, unless such termination is for Cause, (i) all of Officer’s outstanding and unvested equity or equity-based compensation awards (including, without limitation, restricted stock and stock options), the vesting of which depends only upon the passage of time, shall fully and immediately vest; (ii) all of Officer’s outstanding and unvested equity or equity-based compensation awards (including, without limitation, restricted stock and stock options), the vesting of which otherwise depends upon the satisfaction of corporate performance criteria, shall fully and immediately vest if and when the applicable corporate or other performance goals are ultimately satisfied; and (iii) any and all outstanding options shall remain exercisable for their full terms without regard to the termination. In addition, without limiting the generality of any other provision of this Section 3.4, Officer shall be eligible during the Term to participate in any other equity or equity-based compensation plans of general applicability of Corporation on bases that are no less favorable than those applicable to other senior executives of Corporation.
(iv)    Pre-2013 Grants. Equity and equity-based grants with respect to performance years before 2013 shall be governed by Section 3.4(g)(i) and (ii) of the version of this Agreement as in effect as of April 26, 2012, except that Section 3 of Exhibit C thereto shall, effective as of January 1, 2014, be of no future force or effect.
(i)    Compensation During the Executive Chairman Period. Notwithstanding the above, during the Executive Chairman Period, Officer’s compensation shall be determined by the Compensation Committee, but (A) in no event shall the rate of compensation for the first year of the Executive Chairman Period be less than the sum of (x) Base Salary in effect immediately prior to the commencement of the Executive Chairman Period and (y) the amount of the Cash Bonus payable at target level of performance for the fiscal year ending immediately prior to the commencement of the Executive Chairman Period (and, for the avoidance of doubt and consistent with the last sentence of Section 3.3, Officer shall be entitled to a Cash Bonus pursuant to this clause (y) in respect of all of calendar year 2018, without pro-ration), and (B) awards of restricted stock and other equity and non-equity awards shall be made to Officer at the reasonable discretion of the Board or the Compensation Committee, based upon the performance of Officer and Corporation over the periods or applicable portions thereof.
4.    Termination of this Agreement; Change in Control.
4.1.    Termination by Corporation Defined.
(a)    Termination Without Cause. Subject to the provisions set forth in Section 4.3, “Termination Without Cause” shall constitute any termination of Officer’s employment by Corporation other than termination for Cause (as defined below).
(b)    Termination for Cause. Subject to the provisions set forth in Section 4.3, prior to the Termination Date, Corporation shall have the right to terminate this Agreement for Cause 30 days after written notice has been delivered to Officer, which notice shall specify the specific facts relating to and reason for, and the effective date of, such termination (which date shall be the applicable Early Termination Date). For purposes of this Agreement, “Cause” shall mean the following:
(i)    Officer’s use of alcohol or narcotics which proximately results in the willful material breach or habitual willful neglect of Officer’s duties under this Agreement;
(ii)    Officer’s criminal conviction of fraud, embezzlement, misappropriation of assets, or any felony, but in no event traffic or similar violations; or
(iii)    Officer’s willful Material Breach (as defined below) of this Agreement, if such willful Material Breach is not cured by Officer within 30 days after Corporation’s written notice thereof specifying the nature of such willful Material Breach. For purposes of this Section 4.1(b), the term willful “Material Breach” (A) shall mean the substantial and continual willful nonperformance of Officer’s material duties under this Agreement resulting from Officer’s gross negligence or willful misconduct which the Board reasonably determines has resulted in material injury to Corporation and (B) notwithstanding anything in this Section 4.1(b) to the contrary, the term willful “Material Breach” shall include Officer’s material and continual willful violation of any specific and proper material resolution passed by the Board (or a committee thereof) consistent with this Agreement.
Notwithstanding the foregoing, Cause shall in no event be deemed to exist except (i) as to any event or condition allegedly constituting Cause, as to which notice is given not more than 30 days following the date that such event or condition first becomes known to the Board, and (ii) upon a finding reflected in a resolution of the Board approved by at least two-thirds of the members of the Board, excluding Officer (whose finding shall not be binding upon or entitled to any deference by any court, arbitrator or other decision-maker ruling on this Agreement), at a meeting of which Officer shall have been given proper notice and at which Officer (and Officer’s counsel) shall have a reasonable opportunity to present Officer’s case.
For purposes of this Section 4.1(b), no act or omission or other conduct shall be considered “willful” if Officer believed in good faith that such act or omission or conduct was in or not opposed to the best interests of Corporation.
(c)    Termination by Reason of Death or Disability. Subject to the provisions set forth in Section 4.3, prior to the Termination Date, Corporation shall have the right to terminate this Agreement by reason of Officer’s death or Permanent Disability. For purposes of this benefit, “Permanent Disability” shall mean any physical or mental disability which causes Officer to be unable to perform all of Officer’s material duties as an employee of Corporation for 180 consecutive business days. Notwithstanding the foregoing, if Corporation asserts that Officer has a Permanent Disability; (i) Corporation shall give Officer at least 15 business days’ advance written notice thereof; (ii) Officer shall have the right within 10 business days after such notice to dispute Corporation’s assertion; (iii) within 10 business days after exercising such right Officer shall submit to a physical examination by a physician affiliated with any major metropolitan hospital and selected by Officer; provided, however, that, prior to such physical examination, Officer shall obtain the approval of the Board (or if applicable, its designated committee) with respect to the selection of such physician, which approval shall not be unreasonably withheld; and (iv) if such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, Officer is capable of resuming his employment and devoting his full time and energy to discharging his duties within 10 business days after the date of such statement, Corporation shall not have the right to terminate Officer under this Section 4.1(c) without further dispute.
4.2.    Termination by Officer Defined.
(a)    Termination Other than for Good Reason. Subject to the provisions set forth in Section 4.3, Officer shall have the right to terminate this Agreement for any reason other than for Good Reason (as defined below), at any time prior to the Termination Date, upon written notice delivered to Corporation 30 days prior to the effective date of termination specified in such notice (which date shall be the applicable Early Termination Date).

(b)    Termination for Good Reason. Subject to the provisions of Section 4.3, Officer shall have the right to terminate this Agreement prior to the Termination Date in the event of Good Reason. For the purposes of this Agreement, “Good Reason” shall mean, without Officer’s express written consent, the occurrence of any of the following circumstances, and in the case of clauses (i), (iii), (v), (vi), (vii), (viii) and (ix) of this Section 4.2(b), failure of Corporation to cure such circumstances within 30 days after written notice thereof specifying the nature of such circumstances has been delivered to Corporation (it being agreed that, if Corporation effects a cure of an event or condition under any particular one of such clauses, it shall not again be permitted during the Term to cure an event or condition under that same clause); provided that Officer shall be required to provide such written notice to Corporation within 30 days following the date that such circumstance first becomes known to Officer:
(i)    (A) the assignment to Officer of any duties inconsistent with Officer’s positions as set forth in Section l, or an adverse alteration in the nature or status of Officer’s title or responsibilities, other than by virtue of the commencement of the Executive Chairman Period (it being expressly acknowledged and agreed, for the avoidance of doubt, that a failure by Corporation to continue to employ or otherwise retain Officer as Executive Chairman for the Term (for any or no reason, on account of the action or inaction of any person or persons other than Executive, including, without limitation, the Board, the Compensation Committee, another committee of the Board, or Corporation’s shareholders) after the commencement of the Executive Chairman Period would constitute Good Reason); or (B) the failure of Officer to be elected to and to be continued as the Chairman (and a member) of the Board;
(ii)    upon or after a Change in Control (as defined below), a substantial change in the nature of the business operations of Corporation;
(iii)    a reduction by Corporation in Officer’s Base Salary or bonus opportunities (including, without limitation, any reduction (x) in the target Cash Bonus other than in accordance with Section 3.3 and Exhibit A hereto or (y) in the LTI Grant other than in accordance with Section 3.4(h)(i) and Exhibit B hereto) as in effect on the date hereof or as the same may be increased from time to time;
(iv)    the relocation of Corporation’s principal executive offices to a location outside the Los Angeles and Pasadena, California metropolitan areas, or Corporation’s requiring Officer to be based anywhere other than Corporation’s principal executive offices except for required travel on Corporation’s business to an extent substantially consistent with Officer’s business travel obligations immediately prior to the date hereof;
(v)    the failure by Corporation to pay Officer any portion of his current compensation, or to pay Officer any portion of an installment of deferred compensation under any deferred compensation program of Corporation, within seven days of the date such compensation is due;

(vi)    upon or after a Change in Control, the failure by Corporation to continue in effect any compensation plan in which Officer participates immediately prior to the Change in Control which is material to Officer’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Corporation to continue Officer’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed prior to the Change in Control;
(vii)    upon or after a Change in Control, the failure by Corporation to continue to provide Officer with benefits substantially similar to those under any of Corporation’s directors and officers liability insurance, life insurance, medical, health and accident, or disability plans in which Officer was participating at the time of a Change in Control, the taking of any action by Corporation which would directly or indirectly materially reduce any of such benefits or deprive Officer of any material fringe benefit enjoyed by him at the time of a Change in Control, or the failure by Corporation to provide Officer with the number of paid vacation days to which he is entitled on the basis of years of service with Corporation in accordance with Corporation’s normal vacation policy in effect at the time of the Change in Control;
(viii)    the failure of Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or
(ix)    a material breach of this Agreement by Corporation.
Officer’s right to terminate Officer’s employment for Good Reason shall not be affected by Officer’s incapacity due to physical or mental illness. In addition, notwithstanding any other provision of this Agreement, any termination of employment by Corporation (other than a termination by Corporation for Cause), shall be treated as a termination by Officer for Good Reason.
4.3.    Effect of Termination. In the event that this Agreement is terminated by Corporation or Officer prior to the Termination Date in accordance with the provisions of this Section 4, the obligations and covenants of the parties under this Section 4 shall be of no further force and effect, except for the obligations of the parties set forth in this Section 4.3, and such other provisions of this Agreement which shall survive termination of this Agreement as provided in Section 6.11. Except as otherwise specifically set forth in this Agreement, all amounts due upon termination shall be payable on the date such amounts would otherwise have been paid had the Agreement continued through its Term; provided, however, that subject to the provisions of each plan governing Deferred Amounts (as defined below), including, but not limited to, provisions that may delay the payment of Deferred Amounts until six months and one day after Officer’s Separation From Service (as defined in Section 4.4(b)(i)), Deferred Amounts shall be payable within 30 days following the Early Termination Date. In the event of any such early termination in accordance with the provisions of this Section 4.3, Officer shall be entitled to the following:

(a)    Termination by Corporation.
(i)    Termination Without Cause. In the event that Corporation terminates this Agreement without Cause pursuant to Section 4.1(a), Officer shall be entitled to: (i) Earned Base Salary; (ii) any earned Cash Bonus, for the fiscal year of Corporation immediately prior to the fiscal year in which Officer is terminated, that Officer is entitled to receive, pursuant to Section 3.3, but which has not been paid to Officer as of the Early Termination Date, in the amount in which such Cash Bonus either has been determined or approved by the Board or Compensation Committee or is readily ascertainable (in all cases without regard to any ability of the Board or Compensation Committee to exercise any negative discretion regarding payment), at the same time that other executive bonuses are determined, by reference to performance criteria previously established by the Board or Compensation Committee (an “Earned Bonus”); (iii) vested benefits pursuant to written employee benefit plans (“Earned Benefits”) and reimbursable expenses; (iv) any compensation earned but deferred (“Deferred Amounts”); (v) a pro rata Cash Bonus for the portion of the fiscal year in which Officer’s termination occurs based on the amount that would have been earned (as determined by an independent certified public accountant mutually acceptable to Officer and Corporation) if the target level of performance had been achieved, provided, that the Cash Bonus that is to be prorated for the applicable year shall not be less than the Cash Bonus for the immediately preceding year (a “Pro Rata Bonus”); (vi) the Severance Payment (as defined below); (vii) continued participation throughout the three-year period following Officer’s termination of employment in all medical and dental benefit plans, to the extent permitted by those plans (but at such costs no higher to Officer than as in effect immediately preceding such termination); provided that, after receiving reasonable request from Corporation reasonably in advance of the expiration of the election periods under COBRA (as defined in Section 4.4(c)(iii)) and analogous provisions of state law, as applicable, Officer and covered dependents shall make reasonable efforts to make applicable elections thereunder (to the extent available); and provided further, that Corporation shall in no event be required to provide any benefits otherwise required by this clause (vii) after such time as Officer becomes enrolled in a plan of another employer or recipient of Officer’s services under which he is entitled to receive benefits of the same type (e.g., medical or dental); (viii) continuation of the benefits set forth in Sections 3.4(c) (Life Insurance) and 3.4(e) (Long-Term Care Insurance) for a period of three years following Officer’s termination; (ix) payment of full salary in lieu of all accrued but unused vacation; (x) for a period of up to 180 days following Officer’s termination of employment, outplacement services (which shall be reasonable for an officer of Officer’s status at a company such as Corporation) through a bona fide outplacement organization acceptable to Officer that, at a minimum, agrees to supply Officer with outplacement counseling, a private office and administrative support, including telephone service (“Applicable Outplacement Services”); (xi) (A) full and immediate vesting of any and all outstanding and unvested equity or equity-based compensation awards (including, without limitation, restricted stock, stock options, and any other equity or equity-based awards contemplated by this Agreement, whether before, on, or after the Effective Date), the vesting of which otherwise depends only upon the passage of time, including without limitation any Alternative Performance Awards and Alternative Service Awards described in clauses (3)

and (5), respectively, of Section 3.4(h)(iii), (B) to the extent that the applicable personal, corporate or other performance goals are ultimately satisfied, the vesting of any and all awards of equity or equity-based compensation (including, without limitation, restricted stock and stock options), the vesting of which otherwise depends upon the satisfaction of personal, corporate or other performance criteria, and (C) exercisability of any and all outstanding options for their full terms without regard to the termination; and (xii) (A) to the extent an LTI Grant has not been made with respect to the fiscal year (i.e., fiscal year 2014, 2015, 2016 or 2017) prior to the fiscal year in which the termination occurs, a fully vested grant in an amount of shares equal to the sum of the Time-Based Stock and the Maximum Performance-Based Stock awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the Time-Based Stock and Maximum Performance-Based Stock (or, if applicable, other equity or equity-based awards, in the case of awards in respect of fiscal years before 2013) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs, and (B) with respect to the fiscal year in which the termination occurs, a fully vested grant in an amount of shares equal to the sum of the Time-Based Stock and the Maximum Performance-Based Stock awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the Time-Based Stock and Maximum Performance-Based Stock (or, if applicable, other equity or equity-based awards, in the case of awards in respect of fiscal years before 2013) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs. Notwithstanding the foregoing, in the event Officer’s participation in any such plan, program or arrangement described in this Section 4.3(a)(i) is barred, or in the case of clause (vii), subjects Corporation or Officer to materially adverse penalties or excise taxes, Corporation shall arrange to provide Officer with substantially similar benefits (on a post-tax basis).
(ii)    Termination for Cause. In the event that Corporation terminates this Agreement for Cause pursuant to Section 4.1(b), Officer shall be entitled to (i) Earned Base Salary; (ii) any Earned Bonus; (iii) Earned Benefits and reimbursable expenses; and (iv) any Deferred Amounts. Officer shall not be entitled to any Pro Rata Bonus, future Cash Bonus or Severance Payment.
(iii)    Termination Due to Death or Permanent Disability. In the event that Officer’s employment is terminated by reason of death or Permanent Disability, he shall be entitled to all compensation and benefits described in Section 4.3(a)(i).
(b)    Termination by Officer.
(i)    Termination Other than for Good Reason. In the event that Officer terminates this Agreement other than for Good Reason, Officer shall be entitled to (i) Earned Base Salary; (ii) any Earned Bonus; (iii) Earned Benefits and reimbursable expenses; and (iv) any Deferred Amounts. Officer shall not be entitled to any Pro Rata Bonus, future Cash Bonus or Severance Payment. In addition, if the termination by Officer is on or after attainment of age 71, Officer shall be entitled to the payments and benefits described in clauses (vii), (ix) and (xii) of the first sentence of Section 4.3(a)(i).

(ii)    Termination for Good Reason. In the event that Officer terminates this Agreement for Good Reason, Officer shall be entitled to all of the compensation and benefits to which he would be entitled under Section 4.3(a)(i) in the event of a termination by Corporation without Cause; provided, however, that in the event that Officer terminates this Agreement for Good Reason pursuant to Section 4.2(b)(iii), Earned Base Salary shall mean all semi-monthly installments of Base Salary as in effect on the date of termination or the date immediately prior to any reduction under Section 4.2(b)(iii), whichever is greater, which have become due and payable to Officer, together with any partial monthly installment prorated on a daily basis up to and including the applicable Termination Date.
4.4.    Severance Payment; Post-Employment Consulting.
(a)    Definition of “Severance Payment.” For purposes of this Agreement, the term “Severance Payment” shall mean an amount equal to three times the sum of (i) Base Salary as in effect on the date of termination; plus (ii) an amount equal to (A) the sum of the Cash Bonus paid to Officer with respect to each of the last three fiscal years of Corporation preceding the year in which the termination of this Agreement occurs, divided by (B) three; provided, however, that in the event that Officer terminates this Agreement for Good Reason pursuant to Section 4.2(b)(iii), Severance Payment shall mean three times the sum of (i) the greater of (A) Base Salary, as in effect on the date of termination, or (B) Base Salary, as in effect on the date immediately prior to any reduction described in Section 4.2(b)(iii); plus (ii) an amount equal to (A) the sum of the Cash Bonus paid to Officer with respect to each of the last three fiscal years of Corporation preceding the year in which the termination of this Agreement occurs, divided by (B) three. In the event that Officer is entitled to a Severance Payment, except by virtue of death or Permanent Disability, Officer shall provide post-employment consulting services pursuant to Section 4.4(c)). Notwithstanding the foregoing, if termination is after the commencement of the Executive Chairman Period, the Severance Payment shall mean the sum of (i) Officer’s Base Salary as in effect immediately prior to the commencement of the Executive Chairman Period, plus (ii) the amount of the Cash Bonus payable at target level of performance for the fiscal year ending immediately prior to the commencement of the Executive Chairman Period or, if higher, for the prior fiscal year.
(b)    Payment of Severance Payment and Pro Rata Bonus; Section 409A. In the event that Officer is entitled to any Severance Payment or Pro Rata Bonus pursuant to Section 4.3, such Severance Payment and Pro Rata Bonus shall be payable in a lump sum within 10 days following Officer’s termination of employment; provided, however, that:
(i)    payment of such amounts and any other amounts or benefits provided under this Agreement in connection with Officer’s termination of employment that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Officer’s termination of employment unless and until Officer has also incurred a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) (a “Separation From Service”)), unless Corporation reasonably determines that such amounts and benefits may be provided to Officer without causing Officer to incur the adverse personal tax consequences under Section 409A; and
(ii)    it is intended that (A) each installment of any amounts or benefits payable under this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i) (and each such installment is hereby designated as separate for such purpose), (B) all payments of any such amounts or benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (C) any such amounts or benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if any such amounts or benefits constitute “deferred compensation” under Section 409A and Officer is a “specified employee” of Corporation, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such benefit payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Officer’s Separation From Service and (ii) the date of Officer’s death (such applicable date, the “Delayed Initial Payment Date”), Corporation shall (x) pay Officer a lump sum amount equal to the sum of the benefit payments that Officer would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this Section and (y) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
Officer and Corporation agree that one-half of any Severance Payment shall constitute consideration for Officer’s compliance with the post-employment consulting provisions of Section 4.4(c) and the noncompetition obligation of Section 5.
(c)    Post-Employment Consulting.
(i)    Consulting Period. In the event that Officer is entitled to a Severance Payment, except by virtue of death or Permanent Disability, Officer shall continue to provide services to Corporation as a consultant for the period (the “Consulting Period”) from the termination of Officer’s employment through the earlier of (A) the end of the 12-month period following Officer’s termination of employment, and (B) the date of the termination of Officer’s service as a consultant by Corporation.
(ii)    Consulting Duties. Officer shall be available to provide consulting services during the Consulting Period (or shorter period, if applicable) in Officer’s areas of expertise, as requested by the Chief Executive Officer of Corporation or the Board (or a committee of the Board). Officer shall make himself available to provide such services for up to 20 hours per month for the first three months of the Consulting Period, and five hours per month for the remainder of the Consulting Period; provided that Officer shall not be required to provide services that would conflict with or otherwise interfere in any way with his duties or responsibilities (including, without limitation, as to the time, place and manner of services) for any subsequent employer or other recipient of his services. Corporation shall require such services at reasonable times and places mutually agreed upon by Corporation and Officer. By way of example, it shall not be a breach of this Agreement if Officer has made himself available to render such services and Corporation does not require Officer to render all such services.
(iii)    Independent Contractor Status. During the Consulting Period (or shorter period, if applicable), Officer acknowledges and agrees that he (A) shall be an independent contractor of Corporation and not an employee, and (B) shall not be entitled to any of the benefits that Corporation may make available solely to its employees, except as otherwise specifically set forth in this Agreement or to the extent that Officer elects continued health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or analogous provisions of state law. Consultant shall execute Corporation’s standard form of independent contractor consulting agreement, which shall among other things, require Consultant to refrain from unauthorized use and disclosure of Corporation’s confidential and proprietary information (but which shall in no event be more restrictive than this Agreement as to such matters).
(iv)    Expense Reimbursement. Corporation shall reimburse Officer for all reasonable out-of-pocket business expenses incurred by Officer for the purpose of and in connection with the performance of his consulting services pursuant to this Agreement. Officer shall be entitled to such reimbursement upon the presentation by Officer to Corporation of vouchers or other statements itemizing such expenses in reasonable detail consistent with Corporation’s policies. The amount of expenses eligible for reimbursement pursuant to this Section 4.4(c)(iv) during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year. Corporation shall reimburse Officer for any expense eligible for reimbursement pursuant to this Section 4.4(c)(iv) on or before the end of the calendar year following the calendar year in which the expense was incurred.

4.5.    Change in Control.

(a)    Change in Control Defined. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:
(i)    Any Person (as such term is used in section 3(a)(9) of the Securities Exchange Act of 1934 as amended from time to time (the “Exchange Act”), as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (A) Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of Corporation or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of Corporation in substantially the same proportions as their ownership of stock of Corporation) becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from Corporation or its affiliates other than in connection with the acquisition by Corporation or its affiliates of a business) representing 25% or more of the combined voting power of Corporation’s then outstanding securities; or
(ii)    The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Corporation) whose appointment or election by the Board or nomination for election by Corporation’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)    There is consummated a merger or consolidation of Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Corporation or any subsidiary of Corporation, at least 75% of the combined voting power of the securities of Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from Corporation or its affiliates other than in connection with the acquisition by Corporation or its affiliates of a business) representing 25% or more of the combined voting power of Corporation’s then outstanding securities; or
(iv)    The stockholders of Corporation approve a plan of complete liquidation or dissolution of Corporation or there is consummated an agreement for the sale or disposition by Corporation of all or substantially all of Corporation’s assets, other than a sale or disposition by Corporation of all or substantially all of Corporation’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of Corporation in substantially the same proportions as their ownership of Corporation immediately prior to such sale.
(b)    Limitation on Payments. If all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits that Officer receives or is entitled to receive from Corporation or an affiliate, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then Officer shall be entitled to receive (i) an amount limited so that no portion thereof shall be subject to an excise tax under Section 4999 of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable hereunder (without regard to clause (i)) reduced by the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) is greater than the Limited Amount, the amount otherwise payable hereunder. Any reductions under this Section 4.5(b) shall be made first from cash payments that are not payments of deferred compensation subject to Section 409A of the Code, next from other cash payments, and finally from the cancellation of the accelerated vesting of equity awards.
4.6.    No Mitigation or Offset. Officer shall not be required to mitigate damages under this Agreement by seeking other comparable employment or otherwise, and the amount of any payment or benefit provided for in this Agreement, shall not be reduced by any compensation earned by or provided to Officer as the result of employment by an employer other than Corporation.
5.    Noncompetition.
During the Term and ending (i) 12 months following the date that Officer ceases to be an employee of Corporation other than in the event of a termination following a Change in Control pursuant to Section 4.5, or (ii) three years following the date that Officer ceases to be an employee of Corporation in the event of a termination following a Change in Control, Officer shall not engage in any activity directly and materially competitive, with a material adverse impact on Corporation, with the business of Corporation. (By way of example and for avoidance of ambiguity, the noncompetition period in the preceding sentence is intended to run for the stated period (12 months or three years, as applicable) from termination of employment, regardless of whether Officer is consulting for all or part of that period pursuant to the terms of Section 4.4.) This provision shall not be construed to prohibit Officer from owning up to 5% of the outstanding voting shares of the equity securities of any corporation whose common stock is listed for trading on any national securities exchange or on the NASDAQ system.
6.    Miscellaneous.
6.1.    Payment Obligations. Corporation’s obligation to pay Officer the compensation and to make the arrangements provided herein shall be unconditional, and Officer shall have no obligation whatsoever to mitigate damages hereunder. If arbitration after a Change in Control shall be brought to enforce or interpret any provision contained herein, Corporation shall, to the extent permitted by applicable law and Corporation’s Articles of Incorporation and By-Laws, indemnify Officer for Officer’s attorneys’ fees and disbursements incurred in such arbitration.
6.2.    Confidentiality. Officer agrees that all confidential and proprietary information relating to the business of Corporation shall be kept and treated as confidential both during and after the Term, except as may be permitted in writing by the Board or as such information is within the public domain or comes within the public domain without any breach of this Agreement; provided, however, that this Section 6.2 imposes no obligation upon Officer with respect to information that (i) was in Officer’s possession before receipt from Employer; (ii) is disclosed to immediate family members, or to tax, financial, or legal advisors for purposes of obtaining such advice; (iii) is rightfully received by Officer from a third party who does not have a duty of confidentiality; or (iv) is disclosed as required by law or legal process.

6.3.    Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.
6.4.    Entire Agreement; Modifications.
(a)    Except as otherwise provided herein, this Agreement (together with the agreements and plans referred to herein) represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation the Prior Agreement and any and all of its predecessors. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.
(b)    Notwithstanding the foregoing, nothing in this Agreement shall adversely affect any compensation or benefit earned for a period beginning prior to the Effective Date, or any incentive award granted on a date prior to the Effective Date.
6.5.    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission of a facsimile (if the receipt of the facsimile is confirmed) to the respective persons named below:
If to Corporation:    Alexandria Real Estate Equities, Inc.
385 East Colorado Boulevard
Suite 299
Pasadena, CA 91101
Phone: (626) 578 0777
If to Officer:    Joel S. Marcus,
at the address shown on the execution page hereof.
Any Party may change such Party’s address for notices by notice duly given pursuant hereto.
6.6.    Headings. The Paragraph headings herein are intended for reference only and shall not by themselves determine the construction or interpretation of this Agreement.
6.7.    Governing Law. Other than with respect to Section 6.13, this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflict of laws.
6.8.    Arbitration. Any dispute arising out of or relating to this Agreement or its enforcement, breach, performance, or interpretation, that cannot be settled by good faith negotiation between the parties shall be submitted to Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or its successor, for final and binding arbitration by a single arbitrator in Los Angeles,

California, pursuant to JAMS’ then applicable arbitration rules (incorporated herein by reference), which arbitration shall be the exclusive remedy of the parties hereto. By agreeing to this arbitration procedure, the parties waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The resulting arbitration shall be deemed equivalent to a final order of a court having jurisdiction over the subject matter, shall not be appealable, and shall be enforceable in any court of competent jurisdiction. The arbitrator shall (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law, and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Corporation shall pay all of JAMS’ administrative fees (including but not limited to arbitrator fees) for this arbitration. Submission to arbitration shall not preclude the right of any party hereto involved in a dispute regarding this Agreement (each, a “Disputing Party” and collectively, the “Disputing Parties”) to institute proceedings for injunctive relief to prevent irreparable harm pending the arbitration of a matter subject to arbitration pursuant to this Agreement. Subject to the exceptions contained in Section 6.2, any documentation and information submitted by any party in the arbitration proceeding shall be kept strictly confidential by the parties and the arbitrator.
6.9.    Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and enforced along with all other provisions of this Agreement to the extent possible under applicable law consistent with the intent of the parties.
6.10.    Survival of Corporation’s Obligations. Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by Corporation (except to an affiliate of Corporation, in which event Corporation shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Officer.
6.11.    Survival of Certain Rights and Obligations. The rights and obligations of the parties hereto pursuant to Sections 4.3, 4.4, 4.5, 4.6, 5, 6.1 through 6.11 and 6.13, hereof shall survive the termination of this Agreement.
6.12.    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.
6.13.    Indemnification and Insurance. In addition to any rights to indemnification to which Officer is entitled under Corporation’s Articles of Incorporation and By-Laws, Corporation shall indemnify Officer at all times during and after the Term to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Officer’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws. It is expressly understood and agreed that Corporation shall continue to indemnify Officer as provided above after the Term has ended for any claims that may be made against him with respect to his service as a director or officer of Corporation. Corporation shall cover Officer, at Corporation’s expense, under director and officer insurance which provides coverage not less than the amount of coverage on the date hereof, covering any and all claims arising out of Officer’s tenure as an officer, director or manager of Corporation, both during and, at all times while potential liability exists, after the Term on a basis no less favorable in each and every respect as is applicable to any officer, director or manager (whether current or former), as applicable, of Corporation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CORPORATION:

ALEXANDRIA REAL ESTATE EQUITIES, INC.,
a Maryland corporation

Date:	April 6, 2015	By:	/s/ Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Chief Financial Officer

OFFICER:

Date:	April 6, 2015	By:	/s/ Joel S. Marcus
Joel S. Marcus

EXHIBIT A
CASH BONUS
1.Cash Bonus.
With respect to each fiscal year of Corporation occurring during the Term after 2013, Officer shall be eligible to receive a Cash Bonus, 60% of which shall be payable based upon the achievement of certain corporate performance criteria (“Corporate Performance Criteria”), and 40% of which shall be payable based upon the achievement of certain individual performance criteria (“Individual Performance Criteria”). The Cash Bonus payable, if any, shall have a threshold amount equal to 75% of Base Salary, a target amount equal to 150% of Base Salary and a maximum amount equal to 225% of Base Salary. The Cash Bonus payable, if any, for any fiscal year shall be payable only following written certification by the Compensation Committee of the requisite corporate performance in two installments, with 50% payable on April 1 and the remaining 50% payable on July 1 of the year immediately following the fiscal year to which such Cash Bonus relates. The Corporate Performance Criteria and Individual Performance Criteria shall be reasonably determined by the Compensation Committee in good faith following consultation with Officer, and shall be consistent with this Exhibit A and the other terms of the Agreement.
2.    Corporate Performance Criteria Generally.
The specific Corporate Performance Criteria to be achieved (i) with respect to 2014 are set forth in Section 3 of this Exhibit A, and (ii) with respect to any fiscal year of the Corporation during the Term after 2014, shall be the same as the fiscal 2014 criteria; provided, however, that the goals and metrics of Exhibit A may be modified for fiscal years after 2014 to conform to new business circumstances, all as determined reasonably and in good faith by the Compensation Committee in consultation with Officer.
3.    Corporate Performance Criteria for 2014: Goal Categories, Weighting and Financial Metrics.
With respect to 60% of the Cash Bonus, annual Corporate Performance Criteria are to be established each year within the following categories and weightings:
50% balance sheet management goals
50% profitability and NAV related goals
The respective weighting allocable to each of the Corporate Performance Criteria utilized for determining such 60% of the Cash Bonus for fiscal 2014 shall be as follows, with specific quantitative criteria and ranges of numerical metrics to be determined by the Compensation Committee for each of the threshold, target, and maximum amounts described in Section 1 of this Exhibit A (and the extent to which the numerical metrics determined by the Compensation Committee are satisfied with respect to the Corporate Criteria shall be determined by linear interpolation within such applicable ranges):

Ex. A-1

Balance Sheet Goals	Weighting
Liquidity	25%
Net debt to adjusted EBITDA (the lower of 4Q14 annualized or trailing 12 mos.)	25%
Fixed charge coverage ratio (the greater of 4Q14 annualized or trailing 12 mos.)	25%
Appropriate balance of capital options (pricing, tenure, mix of capital structure, long-term capital alternatives, maturity profile)	25%

Profitability and NAV Related Goals	Weighting
Percentage of ABR from investment grade tenants	20%
Net operating income growth	15%
Same property NOI growth: Cash basis GAAP basis	15% Total 7.5% 7.5%
Amount of RSF leased	15%
Growth in ABR in class A assets	15%
Operating margin (the greater of 4Q14 annualized or trailing 12 mos.)	10%
EBITDA margin	10%

4.    Individual Performance Criteria.
The specific Individual Performance Criteria to be achieved shall be determined by the Compensation Committee with respect to 2015 not later than 90 days after the execution of the Agreement, and with respect to any fiscal year of the Corporation during the Term after 2015 not later than 90 days after the beginning of the fiscal year. The Individual Performance Criteria shall relate to some or all of the following: (i) providing key leadership in the continued pursuit of Corporation’s strategy to ensure that shareholder value is maximized over the long-term, particularly with respect to (A) raising capital and further strengthening Corporation’s long-term capital structure; (B) supporting Corporation’s selective development strategy focused on high quality properties that are well-positioned within Corporation’s identified core markets, have high quality tenants in place and offer attractive yields; (C) rental rates upon renewal or re-leasing of space being consistent with prevailing market rates; and (D) driving the cost effective completion of Corporation development and redevelopment properties; (ii) fostering effective communication with the Board of Directors on matters of tactical and strategic importance, including risk management matters; (iii) actively communicating on a regular basis with investors and analysts, and (iv) effectively

Ex. A-2

managing the career development of high potential executives and addressing executive officer succession planning .
5.    Definitions.
If, at any time, there is any change in (i) GAAP or (ii) any other definition, convention or calculation that would affect amounts to be paid pursuant to the terms of this Exhibit A, then such changed definition, convention or calculation shall not apply to either party’s performance of the Agreement unless both parties hereto consent in writing to the application of such changed definition, convention or calculation, and pending such written consent, the parties hereto shall endeavor to preserve the intent of the parties at the time of the execution of the Agreement with regard to all calculations pursuant to this Exhibit A. The Corporate Performance Criteria set forth in Section 3 of this Exhibit A, as applicable, may be adjusted by the Compensation Committee to reflect (and, as applicable, may be adjusted to exclude) the impact of certain discontinued operations and certain real estate dispositions.

Ex. A-3

EXHIBIT B
CERTAIN PERFORMANCE-BASED STOCK
1.    Performance-Based Stock.
In accordance with and subject to Section 3.4(h)(i) of the Agreement, with respect to each fiscal year of Corporation during the Term, Officer shall be eligible to receive and vest in an LTI Grant. 50% of the number of shares subject to the LTI Grant is referred to in the Agreement and in this Exhibit B as the Target Performance-Based Stock, and such number of shares, increased by 56.4%, is referred to in the Agreement and in this Exhibit B as the Maximum Performance-Based Stock. The Maximum Performance-Based Stock shall vest based on the achievement of performance criteria specified in this Exhibit B. For the avoidance of doubt, performance criteria shall not be based on or relate to Officer’s individual performance, and, in accordance with the terms of Sections 2 and 3.1 of this Exhibit B, the entirety of the Maximum Performance-Based Stock with respect to any LTI Grant may fail to vest and be forfeited.
2.    Vesting of Maximum Performance-Based Stock. For each LTI Grant, the respective Maximum Performance-Based Stock shall vest (i) if Officer satisfies any service requirements specified in Section 3.4(h)(i) of the Agreement and (ii) to the extent the requirements of Section 3 of this Exhibit B are satisfied, after adjustment as set forth in Section 4 of this Exhibit B.
3.    FFO/Share Growth Requirements.
3.1.    The LTI Grant made with respect to the 2013 fiscal year of Corporation was made according to the following criteria.
(a)    Minimum FFO/share growth: the requirements of this Section 3 are not satisfied if Corporation achieves a cumulative three-year growth rate in FFO/share of less than a percentage level to be determined by the Compensation Committee;
(b)    Threshold FFO/share growth: the requirements of this Section 3 are met with respect to 50% of the number of shares of Target Performance-Based Stock if Corporation achieves a cumulative three-year growth in FFO/share of a percentage level to be determined by the Compensation Committee;
(c)    Intermediate FFO/share growth: the requirements of this Section 3 are met with respect to 75% of the number of shares of Target Performance-Based Stock if Corporation achieves a cumulative three-year growth in FFO/share of a percentage level to be determined by the Compensation Committee; and
(d)    Target FFO/share growth: the requirements of this Section 3 are met with respect to 100% of the number of shares of Target Performance-Based Stock if Corporation achieves a cumulative three-year growth rate in FFO/share of a percentage level to be determined by the Compensation Committee.

Ex. B-1

(e)    Maximum FFO/share growth: the requirements of this Section 3 are met with respect to 150% of the number of shares of Target Performance-Based Stock if Corporation achieves a cumulative three-year growth in FFO/share equal to or in excess of a percentage level to be determined by the Compensation Committee.
3.2.    Interpolation. If, for the LTI Grant made with respect to the 2013 fiscal year of Corporation, Corporation achieves a cumulative three-year growth rate in FFO/share within certain quantitive ranges to be determined by the Compensation Committee, then the extent to which the requirements of this Section 3 are satisfied with respect to the number of shares of Target Performance-Based Stock shall be determined by linear interpolation within such applicable ranges.
3.3.    Calculation of FFO/Share. For purposes of this Exhibit B, FFO will be computed as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciable real estate and land parcels and impairments of depreciable real estate (excluding land parcels), plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, and then further adjusted to add back non-cash charges, impairments of land parcels, deal costs, unusual or non-recurring costs, and the amount of such items that is allocable to unvested restricted stock awards, and also, other than as determined by the Compensation Committee, excluding the effects of certain real estate asset dispositions. The shares used for the calculation of FFO/share growth with respect to each LTI Grant will be the same as the weighted average shares used by Corporation in its calculation of FFO/share in Corporation’s public disclosures, as adjusted from time to time, for the relevant three-year performance period. Growth in FFO/share will be calculated to one decimal point (e.g., 99.0%), over the three-year period that starts with January 1 of the year following the year to which the LTI Grant relates and ends on December 31 of the third year following the year to which the LTI Grant relates.
3.4.    LTI Grants with Respect to Fiscal Years after 2013. With respect to fiscal years of Corporation after 2013, the FFO/share growth requirements for LTI Grants, points of interpolation, and method of calculation of FFO per share (in Sections 3.1, 3.2 and 3.3 of this Exhibit B) will be the same as those for fiscal year 2013; provided, however, that such FFO/share growth requirements may be modified to conform to new business circumstances, utilizing the same method of analyzing Corporation’s historical performance as used with respect to Corporation’s 2013 fiscal year, all as determined reasonably and in good faith by the Compensation Committee in consultation with Officer.
4.    TSR Provisions.
4.1.    Performance Below or at Target. For each LTI Grant, the number of shares of Maximum Performance-Based Stock in which Officer shall vest (if he is otherwise entitled thereto under Section 3 of this Exhibit B) shall be:
(a)    Minimum TSR: 50% of the number of shares of Target Performance-Based Stock with respect to which the requirements of Section 3 of this Exhibit B have been satisfied, if Corporation’s TSR is at or below the 25th percentile of the companies in the FTSE NAREIT Equity Office Index (the “Index”), when ranked by TSR for the applicable three-year period;

Ex. B-2

(b)    Target TSR: 100% of the number of shares of Target Performance-Based Stock with respect to which the requirements of Section 3 of this Exhibit B has been satisfied, if Corporation’s TSR is at or above the median of the companies in the Index for the applicable three-year period.
(c)    Maximum TSR: 150% of the number of shares of Target Performance-Based Stock with respect to which the requirements of Section 3 of this Exhibit B have been satisfied, if Corporation achieves TSR at or exceeding the 75th percentile of the companies in the Index, for the applicable three-year period.
4.2.    Interpolation. If, for the year relating to any LTI Grant, Corporation achieves TSR between the 25th and 50th percentiles, or between the 50th and 75th percentiles, then the extent to which the requirements of this Section 4 are satisfied with respect to the number of shares of Target Performance-Based Stock specified in Section 3 of this Exhibit B shall be determined by linear interpolation within such applicable range. By way of example, if the TSR over the applicable fiscal year of Corporation was at the 55th percentile of the companies in the Index, then the percentage of shares of Target Performance-Based Stock that is eligible to vest pursuant to Section 3 of this Exhibit B shall be increased by 10% (and consequently, 110% of the shares of Target Performance-Based Stock that have met the requirements of Section 3 will meet the requirements of this Section 4), calculated as follows: N = 100 + (55-50)/(75-50) x (150 – 100) = 110%.
5.    Maximum Share Limitation. Notwithstanding anything in this Exhibit B or the Agreement to the contrary, the Maximum Performance-Based Stock in which Officer may vest with respect to any fiscal year of Corporation shall not exceed 156.4% of the number of shares of Target Performance-Based Stock with respect to such fiscal year.
6.    Definitions. If, at any time, there is any change in (i) GAAP or (ii) any other definition, convention or calculation that would affect amounts to be paid pursuant to the terms of this Exhibit B, then such changed definition, convention or calculation shall not apply to either party’s performance of the Agreement unless both parties hereto consent in writing to the application of such changed definition, convention or calculation, and pending such written consent, the parties hereto shall endeavor to preserve the intent of the parties at the time of the execution of the Agreement with regard to all calculations pursuant to this Exhibit B.

Ex. B-3